Exhibit 10.7

MID-AMERICA APARTMENT COMMUNITIES, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
FOR OUTSIDE COMPANY DIRECTORS
AS AMENDED EFFECTIVE NOVEMBER 30, 2010

WHEREAS, Mid-America Apartment Communities, Inc. (“MAA”) maintains the Mid-America Apartment Communities, Inc. Non-Qualified Deferred Compensation Plan for Outside Company Directors (the “Plan”); and

Whereas, the Plan was previously amended and restated, effective January 1, 2005, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

Whereas, the Plan was further amended (i) to incorporate additional changes required by Section 409A of the Code and the regulations promulgated thereunder and (ii) to permit eligible outside directors to elect Deferred Stock Awards in lieu of Restricted Stock Awards under the Mid-America Apartment Communities, Inc. 2004 Stock Plan (the “Stock Plan”); and

Whereas, MAA desires to further amend the Plan to incorporate additional changes required by Section 409A of the Code and the regulations promulgated thereunder;

NOW THEREFORE, the plan is hereby amended by the adoption of this restated plan effective November 30, 2010.

PURPOSE OF PLAN

Mid-America Apartment Communities, Inc., Mid-American Apartments, L. P. and Mid-America Apartments of Texas, L. P. (hereafter referred to as “MAA”) had determined that a non-qualified deferred compensation plan (hereafter referred to as “the Plan”) should be made available for its outside company directors. The purpose of this Plan is (i) to enable eligible company directors to defer current taxation on all or a designated portion of their director’s fees that would otherwise be paid to them currently in the form of cash compensation and (ii) to permit eligible company directors to elect “Deferred Stock Awards” in lieu of Restricted Stock Awards under the Mid-America Apartment Communities, Inc. 2004 Stock Plan (the “Stock Plan”). Capitalized terms used herein, but not otherwise defined in the Plan shall have the meanings as defined in the Stock Plan.

PARTICIPATION

Participants are limited to outside company directors which means a company director of Mid-America Apartment Communities, Inc. that is not also employed as an employee of MAA or any of its subsidiaries or affiliated companies.
BENEFITS

1(a).
Deferred Compensation Contributions: Eligible directors may elect to defer all or any portion (in multiples of 25%) of the director’s fees otherwise payable in cash each year. Such election must be made on forms supplied by MAA on or before the dates enumerated in section 2 below. The amounts deferred by a director shall be credited to the director’s deferred compensation account, which shall be segregated from other accounts on the books and records of MAA, but which shall be part of the general assets of MAA and shall be subject to the claims of MAA’s general creditors. The director shall be given the status of general creditor of MAA with respect to their deferred compensation account.

1(b).
Deferred Stock Awards: Eligible directors may elect Deferred Stock Awards in lieu of Restricted Stock Awards that the director may otherwise be entitled to each year under the Stock Plan. For this purpose, a Deferred Stock Award shall mean an award, grant or issuance of Common Stock of the Company pursuant to the Compensation Committee’s authority and discretion as set forth in Section 8 of the Stock Plan that may be deferred at the election of the director until such time as the individual ceases to be a director. Such Deferred Stock Awards shall be subject to such conditions and restrictions, if any, as may be established by the Compensation Committee, in the Award Agreement (hereinafter, the “Deferred Stock Award Agreement”) executed by the director.

2.
When Deferral Election Must be Made The election to (i) defer compensation, (ii) to change the amount of compensation to be deferred or (iii) to elect Deferred Stock Awards must be made no later than the dates specified in Section 409A of the Code and the regulations promulgated thereunder as follows:

The election to defer compensation for services performed during a taxable year or to elect Deferred Stock Awards must be made no later than the close of the preceding tax year or such other time as provided in regulations promulgated under Section 409A of the Code.

In the case of the first year in which a director becomes eligible to participate in the Plan, such elections may be made with respect to services to be performed subsequent to the election within 30 days after the date the director becomes eligible to participate in such Plan.

1.
Crediting of Plan Earnings on Deferred Compensation Contributions: Immediately following each regularly scheduled Board of Directors meeting, MAA will credit the deferred compensation account with the accumulated cash fees owed to the directors participating in the Plan since the previous regularly scheduled Board of Directors meeting. MAA shall not be liable for, and it makes no warranty with respect to, the results of said investments. It is expressly understood that all assets in these accounts shall at all times remain the unrestricted property of MAA and shall not be held in trust for the directors nor shall any such asset be deemed collateral security for the performance of the obligations of MAA. MAA may invest contributions only in the common stock of Mid-America Apartment Communities, Inc. (NYSE: MAA). Each director participating in the Plan will receive annual statements reflecting the value of his or her accounts as reflected on MAA’s records.

2.
When Benefits Become Payable: The director or his beneficiary designated in writing by the director shall begin receiving distributions from his deferred compensation accounts under the Plan on the 90th day following the end of the calendar year in which the individual ceases to be a director of MAA. The vesting and exercise date of the director’s Deferred Stock Awards shall be governed by the Deferred Stock Award Agreement executed by the director. Notwithstanding the foregoing, in the event that the cessation of services as a director does not constitute a separation from service under this Plan for purposes of Code Section 409A, then the director shall begin receiving distributions from his deferred compensation accounts under the Plan on the 90th day following the end of the calendar year in which such a separation from service occurs.

5.	Payment of Deferred Compensation Contributions: At the time benefits from the director’s deferred compensation account begin as described above, the amount of benefits will be calculated as follows:

Cash Payout: For a cash payout, the value of the director’s deferred compensation account shall be valued as of December 31 immediately preceding the date payments begin, and such amount shall be paid to the director in 2 equal annual installments. The second and final payment shall include the value of dividend reinvestment shares generated from the unpaid balance then due.

Stock Payout: For a stock payout, shares of common stock shall be issued to the director in two equal annual issuances. Half of the shares of common stock attributed to the director as of December 31 immediately preceding the date issuances begin shall be issued to the director in the first issuance. The second and final issuance shall include any dividend reinvestment shares which accumulated between the first issuance and the second and final issuance.

6.	Payment of Deferred Stock Awards: The exercise and payment of Deferred Stock Awards shall be governed by the Deferred Stock Award Agreement executed by the director.

AMENDMENT AND TERMINATION OF PLAN

The Plan may be amended or terminated when in the sole opinion of MAA such amendment or termination is advisable. The Plan can be amended retroactively at any time, except that it cannot be amended so that it materially adversely affects the rights of a participant as to amounts deferred prior to such amendment. Any amendment or termination shall be made by a written instrument signed by the Chief Executive Officer, Chief Financial Officer or Corporate Secretary of MAA and consented by the Board of Directors. Any amendment or termination of the Plan and any payments made in connection with such amendment or termination must be made in compliance with Section 409A of the Code and the regulations promulgated thereunder.

MISCELLANCEOUS PROVISIONS

1.
Information to be Furnished: Participants shall provide MAA with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

2.
Deferral Election Changes: Once a deferral election is made, the percentage to be deferred will continue unchanged throughout each Plan year. In order to change the percentage, a director must complete a new election form prior to the beginning of a Plan year. The new election change will only be effective beginning with director fees payable during the following calendar year.

3.
Spendthrift Clause: No participant or beneficiary shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of the benefits provided by this Plan, nor shall such benefits be subject to seizure by legal process by any creditor of such participant or beneficiary.

4.	Governing Law: This Plan shall be construed, administered and enforced according to the laws of Tennessee.

5.	Construction: A pronoun or adjective in the masculine gender includes the feminine gender and the singular includes the plural, unless the context clearly indicates otherwise.

6.
Successors: This Plan shall not be terminated by a transfer or sale of the assets of MAA or by merger or consolidation of MAA into or with any other corporation or entity, but the Plan shall be continued after such sale, merger or consolidation, and the transferee, purchaser, or successor entity shall be required as part of the sale, merger, or consolidation to agree to such continuation.

IN WITNESS WHEREOF, MAA has caused this Plan to be executed on the 30th day of November 2010, by the person named below, to be effective as of November 30, 2010.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:     /s/ Leslie Wolfgang
Leslie Wolfgang
SVP, Director of External Reporting and Corporate Secretary